Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 15, 2022

Relating to the Preliminary Prospectus dated July 13, 2022

Registration Statement File No. 333-265860

PAGE | 1 Revolutionizing CAR - T Therapy BioPharma NASDAQ: KRBP Kiromic.com JULY 2022

PAGE | 2 Forward Looking Statements This presentation contains forward - looking statements that involve substantial risks and uncertainties . Kiromic makes such forward - looking statements pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act, Section 21 E of the Securities Exchange Act of 1934 , as amended, and other federal securities laws . All statements other than statements of historical facts are forward - looking statements . In some cases, you can identify forward - looking statements by terms such as : “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” or the negative of these terms or other comparable terminology . These forward - looking statements include, but are not limited to, statements regarding : Kiromic’s current and anticipated IND applications including statements regarding the scope of and timing for submission of an IND application ; the Deltacel Ρ product platform ; the sponsored research agreement and the data that will be generated as a result of such collaboration ; the timing for submitting and activating Kiromic’s IND applications ; the benefits of utilizing non - genetically engineered Gamma Delta T cells as our first in - human study ; Kiromic’s ability to achieve its objectives ; and the timing for the initiation and successful completion of Kiromic’s clinical trials of its product candidates . These forward - looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied expressed or implied by these forward - looking statements . These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in our Annual Report on Form 10 - K for the year ended December 31 , 2021 , and as detailed from time to time in our SEC filings . You should not rely upon forward - looking statements as predictions of future events . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward - looking statements will be achieved or occur . Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward - looking statements . Such forward - looking statements relate only to events as of the date of this press release . We undertake no obligation to update any forward - looking statements except to the extent required by law .

PAGE | 3 Free Writing Prospectus This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates, which registration statement has not yet been declared effective by the SEC (File No . 333 - 265860 ) . Before you invest, you should read the preliminary prospectus and the registration statement (including the risk factors described therein) for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC Website at http : //www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 41 st Floor, New York, New York 10004 , telephone : (877) 436 - 3673 or e - mail : prospectus@think - equity . com . This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering is only being made by means of the prospectus .

PAGE | 4 Offering Summary Issuer Symbols Nasdaq: KRBP, KRBPW Expected Offering Size Approximately $25,000,000 + 15% Over - allotment Option Securities Offered One common share and one 5 - year warrant (or for purchasers who cannot beneficially own more than 4.99% of the outstanding shares of common stock, one pre - funded warrant and one warrant) Use of Proceeds ● Submission and the clinical trial activation of IND #1, which is our Deltacel Ρ product candidate in combination with a standard anti - tumor modality. ● IND resubmission of the IND for ALEXIS - PRO - 1 and the corresponding trial activation. ● Intellectual property protection and reinforcement. ● IND applications and IND enabling trials for our other product candidates. ● Research and development, and potential acquisitions/investments. ● Working capital; personnel expenses, general corporate purposes, including but not limited to legal fees associated with pending matters. ● We may also be required to apply a portion of the net proceeds for: ● Litigation expenses and to pay in connection with a judgment or settlement of private and government claims against us, including the payment of any government fines or penalties. Sole Book - Runner ThinkEquity Kiromic BioPharma, Inc.

PAGE | 5 Contents Gamma Delta T - cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AI TM (Artificial Intelligence)

PAGE
6

The Kiromic Difference

Kiromic BioPharma is the only cell therapy company combining AI-driven genetically edited Gamma Delta T-cells (GDT) with proprietary targeting technology to address solid malignancies.

- Diamond A.I. Neural Network
- Allogeneic, Off-the-shelf, T-Cell Therapy from Healthy Donors, Versus Frail Cancer Patients
- Gamma Delta T-Cell (GDT) Platform
- Solid Malignancies (~90% of all cancers)
- In-House cGMP Manufacturing

PAGE | 7 Strategic Competitive Landscape 6 Known Companies (including Kiromic) in the Gamma Delta T Cell Therapy space. No Known Competitors with AI - driven Technology Combined with a Gamma Delta CAR - T Delivery Platform. AI - DRIVEN CAR - GDT

PAGE 8

Solid Malignancy Market Opportunity

KIROMIC

Global CAR-T Cell Therapy Market by 2027[1] (USD)

$33+ Billion

90%

of Cancers Are Solid Malignancies[2]

[1] Global CAR-T Cell Therapy Market, By Product Type, By Tumor Type, By Indication, By Treatment Type, By Targeted Antigen, By End User, By Region, Competition, Forecast and Opportunities, 2017-2027 (ReportLinker)
[2] American Cancer Society, Cancer Facts & Figures, 2022. https://www.cancer.org/research/cancer-facts-statistics.html

PAGE 9

KIROMIC

Competitive Difference

Allogeneic Gamma Delta Based T Cell Therapies

1 Next Gen Allogeneic Therapy

Allogeneic approach simplifies the supply chain and shortens the lead time.

Previous generation of autologous therapy makes repeat dosing challenging, and gene editing raises manufacturing costs and poses regulatory challenges

2 Multi Indication Solid Tumor Therapies

Potential broad treatment for solid malignancies that express Kiromic developed biomarkers such as Isomesothelin.

Solid tumors represent approx. 90% of new cancer cases[1]

3 Superior Safety[2-4]

1. **Minimal to no projected** Cytokine Release Syndrome (CRS)
2. **Minimal to no projected** Immune Cell Associated Neurotoxicity Syndrome (ICANS)
3. **Minimal Projected Graft versus Host Disease (GvHD)** therefore no compatibility issues between donors and patients

4 Superior Efficacy[5]

Strong efficacy in pre-Clinical animal models of CAR-T therapy

Issues related to low efficacy:

1. Suppressive Tumor micro-environment (TME)
2. T-Cell exhaustion and loss of efficacy

5 In-house Manufacturing

1. **Off-The-Shelf** vs up to 3-5 weeks for autologous CAR-T such as Kymriah[6]
2. **In-house cGMP manufacturing** (full control and vertical integration of manufacturing process) including:
   a. Unique In-house Vector production
   b. Cell therapy production

6 Lower Costs/ Greater Access[7]

1. **Potential Outpatient treatment** means reduced hospitalization and other treatment related costs
2. **Lower projected cost** increases patient and health care professional access to these therapies, and also potentially provides important quality-of-life benefits for patients as well

[1]American Cancer Society, Cancer Facts & Figures, 2022.https://www.cancer.org/research/cancer-facts-statistics.html
[2]Wang X, et al. Mesothelin isoform 2 is a novel target for allogeneic CAR gamma delta T cell therapy in solid tumors. AACR 2021;Abstract No. 1534
[3]Barber A, et al. Gamma delta T cells engineered with a chimeric PD-1 receptor effectively controls PD-L1 positive tumors in vitro and in vivo with minimal toxicities. AACR 2021; Abstract No.LB148
[4]Xu Y, et al. Allogeneic Vgamma9Vdelta2 T-cell immunotherapy exhibits promising clinical safety and prolongs the survival of patients with late-stage lung or liver cancer." Cell Mol Immunol 18(2):427-439.
[5]Parriott G, et al. T-cells expressing a chimeric-PD1-Dap10-CD3zeta receptor reduce tumour burden in multiple murine syngeneic models of solid cancer. Immunology 160(3):280-294.
[6]NPS Medicine; Consumer Medicine Information; epub
[7]Maziarz RT. CAR T-cell therapy total cost can exceed $1.5M per treatment. Cell Therapy Next; May 29, 2019.

PAGE | 10 Contents Gamma Delta T - cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AI TM (Artificial Intelligence)

PAGE | 11 Artificial Intelligence and Bioinformatic Analytic Discovery & Development Platform Algorithms and Large - Scale Genomics Analysis for Target Prediction Discovery Development Manufacturing Clinical Trials A.I. integrated with each stage of the Kiromic therapy production lifecycle Discovering New Multi - tumor Targets Identifying Optimal Donors and Patients to Maximize the Therapy Success

PAGE 12

The Kiromic Difference - Diamond AI™ Target Discovery Platform

Diamond AI™ target discovery platform powers innovation and significantly reduces development time and cost.


1
Diamond AI drives discovery by sifting through billions of data points to identify cancer specific immunotherapy targets, donors with the best GDT cell yields, and patients who will most likely benefit from our therapies.
2
Diamond AI prediction and validation platform reduce development costs by seeking to eliminate targets, donors, and patients that will ultimately fail laboratory analysis
3
Laboratory studies are then performed to confirm the validity of the AI selections.
Large Cancer Genomics Studies
Large Normal Tissue Genomics Studies
Protein Structures, Gene Models, Gene Metadata
Diamond AI™
Data Mining Tools
Cancer / Normal Differences
Cell Surface Proteins
Unique Targetable Peptides
Optimal Donor and Patient Selection
Target Donor & Patient Selection
Target Validation
(Algorithm and wet lab Validation)
Therapy Candidates
Clinical Trials (Phase I)
*
Diamond Clinical AI models can continually improve the AI model to maximize efficacy
*
Diamond Donor AI uses demographics, cytometry, and sequence data to identify the best GDT cell donors – reducing manufacturing cost and potentially improving potency. Diamond data mining can guide selecting patients likely to benefit from Kiromic's therapies.
* In Development

PAGE | 13 Contents Gamma Delta T - cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AI Œ (Artificial Intelligence)

PAGE | 14 Kiromic GDT Cell Therapy (Deltacel TM , Procel TM , and Isocel TM ) Multiple Potential Indications Non - viral, non - engineered, off - the - shelf product candidate targeting stress ligands on cancer cells Deltacel TM Genetically - engineered off - the - shelf product candidate targeting PD - L1+ tumors Procel TM Genetically - engineered off - the - shelf product candidate targeting mesothelin isoform 2+ tumors Isocel TM

PAGE | 15 Gamma Delta T - Cells (GDT): Guardians of the Immune System Off - the - Shelf Cryopreserved Allogeneic Healthy Donors Innate Rapid Acting Potent and Safe Commercially Viable GDT: 1 - 5% of circulating T - cells

PAGE | 16 Deltacel TM : Non - Viral Gamma Delta T - Cell Development Bridge between the Innate and Adaptive Immune Response Kiromic Proprietary In - house GDT Cell Isolation and Expansion Rapid Response to Attack Cancer Cells Decreased Toxicity Risk Profile Virus Free Expansion and Production GDT: 1 - 5% of circulating T - cells

PAGE | 17 GDT Cell Therapy Mechanism of Action: Targeting Unique Identifiers on Tumor Tissues TARGET Deltacel TM : Stress Ligand Procel TM : PD - L1 Isocel TM : Iso - Mesothelin GDT Cell Deltacel TM : GD T - cell Receptor Procel TM : Chimeric PD1 Receptor Isocel TM : CAR Receptor Upon binding, the GDT cells are instructed to kill the tumor cells expressing the respective target Cancer cell

PAGE
18

GDT chPD1 T Cell Therapy (Procel™)* Strong Efficacy

Procel™ eradicates established NCI-H226 pleural epithelioid mesothelioma and extends survival.

Tumor eradication


Saline Control
GDT
chPD1-GDT
Tumor Volume (mm³)
Days Post T Cell Administration

Overall Survival


Saline
GDT
chPD1-GDT
####P < 0.0001
% Tumor-bearing Animals
Days Post T Cell Administration

GDT chPD1 T Cell Therapy (Procel™)* Strong Safety

Procel™ does not lead to cytokine level increases modeled to cause severe CRS or CRS, with circulating cell numbers regulated by objective response.


IL-6
IFNγ
MCP-1 (CCL2)
CXCL9 (MIG)
GM-CSF
Severe CRS
CRS
pg/mL
Naive Controls
Saline-Tumor
GDT-Tumor
chPD1-GDT-Tumor


chPD1-GDT Levels
Tumor Volume
chPD1-GDT (x10³/mL Blood)
Tumor Volume (mm³)
Days Post T Cell Administration

*Preclinical models: nude mice with subcutaneous NCI-H226 cells injections

PAGE | 19 GDT CAR - T Cell Therapy (Isocel TM ) * Strong Efficacy Isocel TM eradicates established NCI - H226 pleural epithelioid mesothelioma and prevents tumor growth in a model of recurrence. Isocel TM does not lead to cytokine level increases modeled to cause severe CRS or CRS, with circulating cell numbers regulated by objective response. GDT CAR - T Cell Therapy (Isocel TM ) * Strong Safety Tumor eradication Control of recurrence (persistence) 45 days after first treatment *Preclinical models: nude mice with subcutaneous NCI - H226 cells injections

PAGE 20

Pipeline

Clinical Trial Candidate	MD Anderson Principal Investigator SRA	Target	Pre-Clinical	Phase I
New IND #1 **Deltacel™ In combination with standard antitumor modality** Allogeneic, Non-Viral, Non-engineered off-the-shelf GDT therapy	Yes	Universal Non-Engineered		**Q4 2022** Expected Beginning of Activation Process for New IND #1 Clinical Trial
New IND #2 **Procel™ in combination with standard antitumor modality** Allogeneic, off-the-shelf, GDT CAR-T therapy	Yes	PD-L1		**Q2 2023** Expected Beginning of Activation Process for New IND #2 Clinical Trial
ALEXIS - PRO-1 **Procel™** Allogeneic, off-the-shelf, GDT CAR-T therapy	No	PD-L1		**Q2 2023** Expected Beginning of Activation Process for ALEXIS-PRO-1 Clinical Trial
New IND #3 **Isocel™ in combination with standard antitumor modality** Allogeneic, off-the-shelf, GDT CAR-T therapy	Yes	Isoform of Mesothelin		**Q4 2023** Targeting Beginning of Activation Process for New IND #3 Clinical Trial
ALEXIS - ISO-1 **Isocel™** Allogeneic, off-the-shelf, GDT CAR-T therapy	No	Isoform of Mesothelin		**Q4 2023** Targeting Beginning of Activation Process for ALEXIS-ISO-1 Clinical Trial

PAGE | 21 Use of Proceeds Facilitate IND submission and Activation of New IND #1 Deltacel Œ in combination with standard antitumor modality i Resubmit IND for ALEXIS - PRO - 1 and corresponding clinical trial activation ii IND Applications and IND - enabling Trials for Other Product Candidates iv Intellectual Property Protection and Reinforcement iii Working Capital, Personnel Expenses, General Corporate Purposes, Including but Not Limited to Legal Fees Associated with Pending Matters Research and Development Activities Related to Our Pre - clinical and Discovery programs To Acquire or Invest in Complementary Businesses, Products, or Technologies, or to Obtain the Right to Use Such Complementary Technologies v vi vii We may also be required to apply a portion of the net proceeds for litigation expenses and to pay in connection with a judgment or settlement of private and government claims against us, including the payment of any government fines or penalties viii

PAGE | 22 In - House Manufacturing Creates De - Risked Value Flexible Cellular Therapy Suites Flexible Viral Vector Suites 34,000 sq ft Facility Operations 12,000 sq ft R&D Labs and Manufacturing Dedicated cGMP Microbiology and QC Lab CRF9 Compliant Vivarium and Laboratory Completed June 2022 Pre - requisite to Beginning the Deltacel ‹ Clinical Trial Activation Process by EOY

PAGE | 23 Contents Gamma Delta T - cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AI Œ (Artificial Intelligence)

PAGE 24

Kiromic's Next 12 Months Upcoming Milestones*

1. ***ACHIEVED MILESTONE WITH TIMELY COMPLETION OF EXPANDED CGMP MANUFACTURING FACILITY TO SUPPORT CELL THERAPY ONCOLOGY PIPELINE***
   - ✓ **End of Q2 2022**

2. **Submission of New IND #1 (Deltacel in combination with standard antitumor modality)**
   - H2 2022

3. **Expected Beginning of Activation Process for New IND #1 Clinical Trial**
   - End of Q4 2022

4. **Submission of Amended IND for ALEXIS-PRO-1 and New IND #2 (Procel in combination with standard antitumor modality)**
   - H1 2023

5. **Expected Beginning of Activation Process for ALEXIS-PRO-1 and New IND #2 Clinical Trials**
   - End of Q2 2023

*The milestones and timing of completion are based upon the company's current expectations in consultation with its partners and vendors.

PAGE | 25 Leadership Team Michael Ryan PhD CBRCO Tiger Team Consulting Scott Dahlbeck MD, PharmD COS Texas Tech Univ Health Science Center University of TX Health Science Center Houston College of Pharmacy Dan Clark CPA, MBA CFO CEO Pietro Bersani CPA, CGMA CSO Leonardo Mirandola PhD

PAGE | 26 Board of Directors Michael Nagel Chairperson Americo Cicchetti Independent Director Director Pietro Bersani CPA, CGMA Karen Reeves MD Independent Director Frank Tirelli Independent Director

PAGE | 27 Summary Balance Sheet & Cap Table 1. Gives effect to the sale and issuance by us of 62,500,000 shares of common stock in this offering at an assumed combined offe ri ng price of $0.40 per share of common stock and accompanying Common Stock Warrant, assuming no sale of Pre - Funded Warrants and no exercise of the Common Stock Warrants and after deducting estimate d underwriting discounts and commissions and estimated offering expenses payable by us. Pre - Offering Cap Table Common Stock 15,839,112 Restricted Stock Units ($10.37 Weighted average grant date fair value) 225,018 Options ($8.49 Weighted average exercise price) 338,872 Warrants ($7.43 Weighted average exercise price) 462,500 Fully Diluted Common Shares 16,865,502 Balance Sheet Data (As of March 31, 2022) As Reported As Adjusted Cash and cash equivalents $15,123,100 $37,638,628 Working capital $12,625,800 $35,141,328 Total assets $25,889,800 $48,405,328 Total stockholders’ equity $20,032,100 $42,547,628 1

Value Proposition Summary

PAGE
28

1
Diamond A.I. Neural Network

2
Gamma Delta CAR-T Cell Therapy Platform

3
Allogeneic, Off-the-shelf Cellular Therapy

Cells from healthy donors, not ill cancer patients, for maximum efficacy

4
Solid Malignancies

(~90% of all cancers[1])

5
In-House cGMP Manufacturing

[1]American Cancer Society, Cancer Facts & Figures, 2022..https://www.cancer.org/research/cancer-facts-statistics.html.

PAGE | 29 Revolutionizing CAR - T Therapy BioPharma NASDAQ: KRBP Kiromic.com JULY 2022